EXHIBIT 99.1

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued on next page)

The information presented below is intended solely to show the attribution of assets, liabilities, revenue, and expenses to the Class V Group in accordance with the Tracking Stock Policy (a copy of which is attached as Annex D to the proxy statement prospectus forming part of the Company's Registration Statement on Form S-4 (Registration No. 333-208524) filed with the Securities and Exchange Commission (the "Commission") on June 6, 2016). The individual income and expense line item amounts reflected in the VMware column are for informational purposes and do not represent actual income and expenses of the Class V Group. The Class V stockholders do not have any special rights related to, direct ownership interest in, or recourse against, the assets and liabilities attributed to the Class V Group. Holders of DHI Group common stock and Class V Common Stock are stockholders of Dell Technologies Inc. ("the Company") and subject to all risks associated with an investment in the Company and all of its businesses, assets, and liabilities. This financial information could change in the future based on allocations or reallocations of assets and liabilities to the Class V Group.

	September 7, 2016 through October 28, 2016
	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware
	(in millions)
Net revenue	$1,289	$(19)	$1,270
Cost of net revenue	165	4	169
Gross margin	1,124	(23)	1,101
Operating expenses:
Selling, general, and administrative	391	62	453
Research and development	185	57	242
Total operating expenses	576	119	695
Operating income (loss)	548	(142)	406
Interest and other income (expense), net attributable to VMware			(6)
Income before income taxes attributable to VMware			400
Income tax provision attributable to VMware			71
Net income attributable to VMware			$329
____________________

(a)
Adjustments and eliminations primarily consist of intercompany sales as well as expenses that are excluded from the VMware reportable segment, such as amortization of intangible assets, stock based compensation expenses, severance, and integration costs.

Reconciliation of net income attributable to VMware to Class V Common Stock economic interest in VMware:

September 7, 2016 through October 28, 2016
(in millions)
Net income attributable to VMware	$329
Less: Net income attributable to non-controlling interests	(55)
Dell Technologies’ economic interest in VMware	274
Less: DHI Group's 36% retained interest in Class V Group	(99)
Class V Common Stock economic interest in VMware	$175

EXHIBIT 99.1

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued)

Reconciliation of VMware total net assets to Class V stockholders' allocated interest in Class V Group:

VMware as of October 28, 2016
(in millions)
VMware balance sheet information
Total assets (1)(2)	$15,982
Total liabilities (1)(2)	7,817
VMware total net assets	$8,165

Class V Group as of October 28, 2016
(in millions)
VMware total net assets	$8,165
Less: Non-controlling interests (3)	(1,364)
Less: DHI Group's 36% retained interest in Class V Group	(2,453)
Class V stockholders' allocated interest in Class V Group	$4,348

Inter-group assets (4)	$—
Inter-group liabilities (4)	$—
________________________

(1)	Represents VMware's unadjusted assets and liabilities as of October 28, 2016 as consolidated into the Company's balance sheet.

(2)	As determined by Dell Technologies' Board of Directors, the Company has not allocated any assets or liabilities between the DHI Group and the Class V Group.

(3)	Reflects the impact of non-controlling interests on net assets attributable to the Company, which had an ownership interest of 83.3% of VMware’s outstanding common shares as of October 28, 2016.

(4)
Represents inter-group assets/liabilities between the Class V Group and the DHI Group in accordance with the Tracking Stock Policy. The Tracking Stock Policy states that any ordinary course commercial inter-group transactions are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

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